Exhibit 10.2

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS [***].
Revenue Participation Right
Purchase and Sale Agreement
by and between
Denali Therapeutics Inc.
and
Royalty Pharma Investments 2023 ICAV
Dated as of December 2, 2025

TABLE OF CONTENTS

i

ACTIVE/203100747.15 120491-457515

Index of Exhibits

Exhibit A:    [***]

Exhibit B:    [***]

Exhibit C:    [***]

Exhibit D:     [***]

Exhibit E:     [***]

Exhibit F:     [***]

Exhibit G:     [***]

REVENUE PARTICIPATION RIGHT PURCHASE AND SALE AGREEMENT
This REVENUE PARTICIPATION RIGHT PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of December 2, 2025 (the “Effective Date”), is made and entered into by and between Royalty Pharma Investments 2023 ICAV, an Irish collective asset-management vehicle (the “Buyer”), and Denali Therapeutics Inc., a Delaware corporation (the “Seller”).
W I T N E S S E T H:
WHEREAS, the Seller is in the business of, among other things, developing and commercializing pharmaceutical products, including the Products; and
WHEREAS, the Buyer desires to purchase the Revenue Participation Right and receive the Revenue Payments from the Seller, and the Seller desires to sell the Revenue Participation Right and make the Revenue Payments to the Buyer, in each case on the terms and conditions set forth in this Agreement.
NOW THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Seller and the Buyer hereby agree as follows:
ARTICLE 1
DEFINITIONS
Section 1.1    Definitions. The following terms, as used herein, shall have the following meanings:
“Accelerated Approval” means Marketing Approval obtained pursuant to the FDA’s accelerated approval pathway as set forth in 21 C.F.R. § 601 Subpart E or 21 C.F.R. § 314 Subpart H (as applicable) or any successor accelerated approval pathway.
“Additional Purchase Price” means seventy-five million dollars ($75,000,000).
“Additional Purchase Price Payment” is defined in Section 3.4.
“Additional Purchase Price Triggering Event” is defined in Section 3.4.
“Affiliate” means, with respect to any particular Person, any other Person directly or indirectly controlling, controlled by or under common control with such particular Person. For purposes of the foregoing sentence, the term “control” means direct or indirect ownership of (a) fifty percent (50%) or more, including ownership by trusts with substantially the same beneficial interests, of the voting and equity rights of such Person, firm, trust, corporation, partnership or other entity or combination thereof, or (b) the power to direct the management of such Person, firm, trust, corporation, partnership or other entity or combination thereof, by contract or otherwise. For purposes hereof, any Person shall be deemed to control a partnership, limited liability company, association or other business entity if such Person, directly or indirectly

ACTIVE/203100747.15 120491-457515

through one or more intermediaries, shall be allocated a majority of partnership, limited liability company, association or other business entity gains or losses or shall be or control the managing director or general partner of such partnership, limited liability company, association or other business entity.
“Agreement” is defined in the preamble.
“Audit Arbitrator” is defined in Section 7.4(d).
“Back-Up Collateral” is defined in Section 2.4.
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“Back-Up Security Interest” is defined in Section 2.4.
“Bankruptcy Laws” means, collectively, bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer or other similar laws affecting the enforcement of creditors’ rights generally.
“Bill of Sale” is defined in Section 3.3.
“Business Day” means any day other than (a) a Saturday or Sunday or (b) a day on which banking institutions located in New York are permitted or required by applicable law or regulation to remain closed.
“Buyer” is defined in the preamble.
“Buyer Indemnified Parties” is defined in Section 9.1(a).
“Calendar Quarter” means a period of three (3) consecutive months ending at midnight, New York City time on the last day of March, June, September, or December, respectively, provided that the first Calendar Quarter shall commence on the Effective Date and end on December 31, 2025.
“Calendar Year” means a period of twelve (12) consecutive months commencing on January 1 of any year, provided that the first Calendar Year shall commence on the Effective Date and end on December 31, 2025.
“Change of Control” means (a) a transaction or series of related transactions that results in the sale or other disposition of all or substantially all of the Seller’s and its Affiliates’ assets, on a consolidated basis; (b) a merger or consolidation of the Seller (or a parent entity) with a Third Party in which the Seller (or a parent entity) is not the surviving corporation or in which, if the Seller (or a parent entity) is the surviving corporation, the stockholders of the Seller (or a parent entity) immediately prior to the consummation of such merger or consolidation do not, immediately after consummation of such merger or consolidation, possess, directly or indirectly through one or more intermediaries, and acting jointly, a majority of the voting power of all of the surviving entity’s outstanding stock and other securities and the power to elect a majority of the members of the Seller’s (or, if the Seller is not the ultimate parent, its ultimate parent entity’s) board of directors (or equivalent governing body); or (c) a transaction or series of related transactions with one or more Third Parties (which may include a tender offer for the Seller’s (or its parent entity’s) stock or the issuance, sale or exchange of stock of the Seller (or its parent entity)) if the stockholders of the Seller (or its parent entity) immediately prior to such transaction(s) do not, immediately after consummation of such transaction(s), possess, directly or indirectly through one or more intermediaries, and acting jointly, a majority of the voting power of all of the Seller’s (or its parent entity’s) or its successor’s outstanding stock and other securities and the power to elect a majority of the members of the Seller’s (or its parent entity’s) or its successor’s board of directors (or equivalent governing body).
“Clinical Trial” means a clinical study involving patients or healthy volunteers intended to support the Marketing Approval or Commercialization of a Product.
“Clinical Updates” means [***]
“Closing” means the closing of the sale, transfer, assignment and conveyance of the Revenue Participation Right hereunder.
“Closing Date” is defined in Section 3.1.
“CMC Activities” means those manufacturing activities and regulatory activities designed to support preparation of the chemistry, manufacturing and controls sections of any regulatory materials or Marketing Approval for any Product.
“Combination Product” means [***]
“Commercialization” means any and all activities directed to the marketing, detailing, promotion, commercial launching, selling and securing of reimbursement of a product (including using, importing, selling and offering for sale of the product), and shall include post-approval studies, post-launch marketing, promoting, detailing, marketing research, customer service, selling a product, importing, exporting, and regulatory compliance with respect to the foregoing. When used as a verb, “Commercialize” and “Commercializing” shall mean to engage in Commercialization. For clarity, “Commercialization” excludes Manufacturing activities.
“Commercially Reasonable Efforts” means, [***]
“Commercial Updates” [***]
“COMPASS Phase 3 Trial” means the Phase 3 Clinical Trial entitled “A Study to Determine the Efficacy and Safety of Tividenofusp Alfa (DNL310) vs Idursulfase in Pediatric and Young Adult Participants With Neuronopathic (nMPS II) or Non-Neuronopathic Mucopolysaccharidosis Type II (nnMPS II) (COMPASS)”, clinicaltrials.gov identifier # NCT05371613.
“Confidential Information” is defined in Section 10.1.

“Contract Manufacturing Agreement” means any agreement or arrangement between the Seller or any of its Affiliates, on the one hand, and any Third Party, on the other hand, for the Manufacture of a Product (including bulk drug product, bulk drug substance and finished product) for Commercialization.
“Convertible Debt” is defined in the definition of “Permitted Convertible Debt”.
“Customary Intercreditor Agreement” means a customary intercreditor agreement between the Buyer and a Third Party providing [***] (f) any other provisions reasonably satisfactory to such Secured Lender and the Buyer consistent with clauses (a)-(e) above and consistent with the premise that (i) [***] and (ii) that such Secured Lender shall have the rights set forth in clause (b) above, subject to the requirements of clauses (c) and (d) above.
“Data Room” is defined in Section 7.9.
“Disclosing Party” is defined in Section 10.1.
“Disclosure Schedule” means the Disclosure Schedule, dated as of the Effective Date, delivered to the Buyer by the Seller concurrently with the execution of this Agreement, and as may be updated with respect to any events that have occurred following the Effective Date and re-delivered to the Buyer by the Seller as of the Closing Date (provided that such updates shall be disregarded for purposes of Section 8.1(b)).
[***]

“Effective Date” is defined in the preamble.
“EMA” means the European Medicines Agency, or any successor agency thereto.
“European Union” means the countries of the European Union, as it is constituted on the date of this Agreement and as it may be modified from time to time after the date of this Agreement.
“Excluded Product” means any compound, molecule or other pharmaceutical product developed or licensed by the Seller or any of its Affiliates that is not a Product.
“Excluded Product Assets” means, collectively, the Seller’s and its Affiliates’ rights, title and interests in any Excluded Product (including all inventory, raw material and work in progress of such Excluded Product) and product rights related to Excluded Products (including, (a) any intellectual property rights, (b) regulatory filings, submissions and approvals with or from any regulatory authorities, including any clinical data thereunder, (c) any in-licenses, and (d) out-licenses, in each case, related to Excluded Products) owned, licensed or otherwise held by the Seller or any of its Affiliates and any proceeds thereof, including (i) all accounts receivable and payment intangibles resulting from the sale, license or other disposition of such Excluded Product by the Seller or its Affiliates, (ii) cash and cash equivalents to the extent traceable from such sale, license or deposition in the foregoing clause (i), and (iii) any deposit or securities accounts holding such cash and equivalents and/or proceeds of such accounts receivable and payment intangibles in the foregoing clauses (i) and (ii).
“Existing Agreements” means each Existing Contract Manufacturing Agreement and the Existing In-License.
“Existing Contract Manufacturing Agreements” means the agreements set forth on Exhibit E.
“Existing In-License” means the agreement set forth on Exhibit F.
“Existing Patent Rights” is defined in Section 4.9(a).
“Exploitation” means any and all activities directed to the research, development, importation, exportation, use, registration, modification, enhancement, improvement, optimization, seeking of Marketing Approvals and pricing and reimbursement approvals for, Commercialization, Manufacturing or other exploitation of a Product. “Exploit” shall mean to engage in Exploitation.
“FCPA” is defined in Section 4.16.
“FDA” means the U.S. Food and Drug Administration, or any successor agency thereto.
“FDA Approval” means the Marketing Approval by the FDA (which may be an Accelerated Approval) of a Biologics License Application (as defined in 21 C.F.R. § 601.2) of Tividenofusp Alfa indicated for patients with Hunter syndrome (Mucopolysaccharidosis II, MPS II).
“Full Marketing Approval” means full Marketing Approval (i.e., not an Accelerated Approval or any other abbreviated, tentative, interim, or conditional Marketing Approval) granted (a) by the FDA pursuant to 21 C.F.R. § 601.4 of a Biologics License Application (as defined in 42 U.S.C. § 262(a)) or (b) by the European Commission and Article 8(3) of Directive 2001/83/EC.
“GAAP” means generally accepted accounting principles in the United States as consistently applied by the applicable Related Party in accordance with its implemented accounting policies.
“Governmental Entity” means any: (a) nation, principality, republic, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or other entity and any court, arbitrator or other tribunal); (d) multi-national organization or body; or (e) individual, body or other entity exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

“Gross Sales” is defined in the definition of “Net Sales”.
“Indebtedness” means (a) any indebtedness for borrowed money, (b) any obligation evidenced by a note, bond, debenture or similar instrument, (c) any obligation to pay the deferred purchase price of property (other than, for the avoidance of doubt, trade accounts payables that arise in the ordinary course of business) including earnouts, seller notes, or other similar arrangements, (d) any obligations of others of the types described in the preceding clauses (a) through (c) secured by a Lien on any asset or (e) any guarantee of any of the foregoing. [***]
“Indemnified Party” is defined in Section 9.2.
“Indemnifying Party” is defined in Section 9.2.
“Initial Purchase Price” means two hundred million dollars ($200,000,000).
“In-License” means [***]

“In-Licensed Intellectual Property Rights” means all Intellectual Property Rights in-licensed by Seller or any of its Affiliates pursuant to an In-License.
“In-Licensed Patent Rights” means all Patent Rights in-licensed by Seller or any of its Affiliates pursuant to any In-License.
“Intellectual Property Rights” means any and all of the following owned or in-licensed by the Seller or its Affiliates or their respective Licensees, as they exist throughout the world at any time: (a) the Patent Rights; [***]
“Intellectual Property Updates” means [***]
“Judgment” means any judgment, order, writ, injunction, citation, award or decree of any nature.
“Know-How” means any and all proprietary or confidential information, know-how and trade secrets, including processes, formulae, models and techniques, rights in research in progress, algorithms, data, databases, data collections, chemical and biological materials (including any compounds, DNA, RNA, clones, vectors, cells and any expression product, progeny, derivatives or improvements thereto), and the results of experimentation and testing, and samples.
“Knowledge of the Seller” means the actual knowledge of [***] after reasonable due inquiry.
“Licensee” means any Third Party that is a counterparty to an Out-License or any downstream (sub)licensee of the Commercialization rights licensed to such Third Party under such Out-License. [***]

“Licensor” means a Third Party that is a party to any In-License.

“Lien” means any mortgage, lien, pledge, participation interest, charge, adverse claim, security interest, encumbrance or restriction of any kind, including any restriction on use, transfer or exercise of any other attribute of ownership of any kind, whether voluntarily incurred or arising by operation of law or otherwise.
“Logistics Agreement” means any agreement between the Seller or any of its Affiliates, on the one hand, and a Third Party acting solely as a Logistics Provider, on the other hand.
“Logistics Provider” means a Third Party that has the right, option or obligation to distribute, transport, warehouse, package, import, or provide similar logistics services with respect to a Product on behalf of a Related Party, but excluding a Wholesale Distributor or Licensee.
“Loss” means any and all Judgments, damages, losses, claims, costs, liabilities and expenses, including reasonable fees and out-of-pocket expenses of counsel.
“Major Markets” means [***]

“Manufacturer” means a Third Party that is a party to any Contract Manufacturing Agreement.
“Manufacturing” means manufacturing, production, formulating, processing, filling, finishing, quality control, quality assurance, stability testing, packaging, labeling, shipping, importing, storage and similar activities with respect to a Product (and components thereof or therefor) and regulatory compliance with respect to the foregoing. “Manufacture” shall mean to engage in Manufacturing. For clarity, “Manufacturing” excludes Commercialization activities.
“Market Capitalization” means an amount equal to the product of (a) the total number of issued and outstanding shares of equity interests of the Seller (or any successor entity) or any direct or indirect parent of the Seller on the date of determination (including on an as-converted basis any pre-funded warrants and convertible preferred stock, without regard to any applicable beneficial ownership limitations affecting exercise or conversion) and (b) the arithmetic mean of the closing prices per share of such equity interests for the [***] trading days immediately preceding the date of determination.

“Marketing Approval” means, with respect to any product, any and all approvals (including drug and/or device approval applications), licenses, registrations or authorizations sufficient to Commercialize such product in accordance with applicable laws, including, if required as a precondition to Commercialization, pricing or reimbursement approvals, in each case, excluding any emergency use or similar authorization.
“Material Adverse Effect” means [***]

“Modification” means, as to a particular contract, (i) any amendment, material waiver, or other substantive modification thereof, (ii) any material consent granted thereunder or (iii) any termination or assignment thereof (in whole or in part), including any of the foregoing effected through any side letter, novation, settlement agreement or other arrangement in any form entered into in connection with such contract. When used as a verb, “Modify” shall mean to effect a Modification.
“MPS II” means mucopolysaccharidosis II, or Hunter syndrome.
“Net Sales” means [***]

Net Sales shall be determined in U.S. dollars.
If the Seller, its Affiliates or any Licensee effects a sale, disposition, or transfer of a Product to a Third Party other than on customary commercial terms or for non-monetary consideration, the Net Sales of such Product to such Third Party shall be deemed to be [***]
Net Sales will not include [***]

Net Sales shall also include [***]

Net Sales [***]

“Other Product Transaction” is defined in Section 7.13(b).
“Out-License” means [***]
“Patent Right” means [***]
“Patents” means any and all patents and patent applications, including any continuation, continuation-in-part, division, provisional or any substitute applications, any patent issued with respect to any of the foregoing patent applications, any certificate, reissue, reexamination, renewal or patent term extension or adjustment (including any supplementary protection certificate) of any such patent or other governmental actions which extend any of the subject matter of a patent, and any substitution patent, confirmation patent or registration patent or patent of addition based on any such patent, and all foreign counterparts of any of the foregoing.
“PDUFA Date” means the Prescription Drug User Fee Act (PDUFA) goal date for Tividenofusp Alfa, which is currently April 5, 2026.
[***]

“Person” means any individual, firm, corporation, company, partnership, limited liability company, trust, joint venture, association, estate, trust, Governmental Entity or other entity, enterprise, association or organization.
“Phase 1/2 Extension Trial” means the Clinical Trial entitled “A Phase 1/2, Multicenter, Open-Label Study to Determine the Safety, Pharmacokinetics, and Pharmacodynamics of DNL310 in Pediatric Participants With Hunter Syndrome”, clinicaltrials.gov identifier # NCT04251026.

“Phase 3 Clinical Trial” means a Clinical Trial that incorporates accepted endpoints for confirmation of safety and statistical significance of efficacy with the aim to generate data and results that can be submitted to obtain Marketing Approval as described in 21 C.F.R. 312.21(c), or a comparable Clinical Trial prescribed by the relevant Regulatory Authority in a country other than the United States.
“Platform Lien” is defined in Section 2.4.
“Positive Data Readout” means, [***]
“Prime Rate” means the prime rate published by The Wall Street Journal, from time to time, as the prime rate.
“Product” means: (a) Tividenofusp Alfa, (b) any product containing Tividenofusp Alfa as an active ingredient [***]
“Product IP Rights” means: (a) the Product Patents, [***] (d) rights in all Know-How related to any Product and necessary or actually used for the Exploitation of any Product; (e) claims of infringement and misappropriation against Third Parties relating to any of the foregoing ((a)-(d)).
“Product Patents” means [***]
“Product Rights” means any and all of the following: (a) Product IP Rights, (b) regulatory filings, submissions and approvals, including Marketing Approvals, with or from any Regulatory Authorities related to any of the Products, (c) In-Licenses, (d) Out-Licenses and (e) Contract Manufacturing Agreements.
[***]

“Purchase Price” is defined in Section 2.2.
“Quarterly Report” is defined in Section 7.2(a).
“Receiving Party” is defined in Section 10.1.
[***]

“Regulatory Action” means an administrative or regulatory enforcement action, proceeding or investigation, settlement agreement, corporate integrity agreement, deferred or non-prosecution agreement, warning letter, untitled letter, Form 483 or similar inspectional observations, civil investigative demand, subpoena, other notice of violation letter, recall, seizure, Section 305 notice or other similar written communication, or consent decree, issued or required by the FDA, the U.S. Department of Health and Human Services or its departments thereunder, or under the Public Health Laws, or a comparable Governmental Entity in any other regulatory jurisdiction.

“Regulatory Authority” means any Governmental Entity, including the FDA and the EMA, which has responsibility in granting a Marketing Approval.
“Regulatory Updates” means [***]

“Related Party” means each of the Seller, its Affiliates, and their respective Licensees, as applicable.
“Representative” means, with respect to any Person, (a) any direct or indirect member or partner of such Person and (b) any manager, director, trustee, officer, employee, agent, advisor or other representative (including attorneys, accountants, consultants, contractors, actual and potential lenders, investors, co-investors and assignees, bankers and financial advisers) of such Person.
“Revenue Milestone” means the first occurrence of net sales of the Products [***]

“Revenue Participation Right” means the right to receive payment in full of all Revenue Payments, and an undivided ownership interest in all accounts (as defined in the UCC), general intangibles (as defined in the UCC), payment intangibles (as defined in the UCC) and all other rights to payment on account of sales of or revenues generated from any and all Products, and all proceeds thereof, in an amount equal to all Revenue Payments payable under this Agreement.
“Revenue Payment” means for each Calendar Quarter during which there is any Net Sales, an amount payable to the Buyer equal to the product of [***]
“Revenue Report” is defined in Section 7.3(c).
[***]

“Safety Event” means a determination by the Seller’s drug safety committee (or the equivalent), acting in good faith and in accordance with its charter, a Regulatory Authority or a data monitoring review board (or similar entity) that a Product presents a risk of death, a life-threatening condition or other safety concern, in each case, to patients, such that such Product should not continue to be administered to patients.
“Safety Notices” means any recalls, market withdrawals, “dear doctor” letters, or other material notices of action relating to an alleged lack of safety or regulatory compliance of or with respect to a Product.
“Secured Lender” is defined in the definition of “Customary Intercreditor Agreement”.
“Seller” is defined in the preamble.
“Seller Indemnified Parties” is defined in Section 9.1(b).
“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, occupation, premium, windfall profits,

environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, abandoned property, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.
“Third Party” means any Person that is not the Seller or an Affiliate of the Seller.
“Tividenofusp Alfa” means the product candidate identified by the Seller as DNL310, ETV:IDS or tividenofusp alfa and having the structure and sequences set forth in Exhibit D hereto [***]

“Tivi BLA” is defined in Section 7.1(b)(iv).
“Transaction Documents” means this Agreement, the Bill of Sale and any certificate or other document delivered hereunder or thereunder.
“TV Platform Assets” means any Intellectual Property Rights owned or controlled by the Seller or its Affiliates [***]

“UCC” means the Uniform Commercial Code in the State of New York; provided, that, if with respect to any financing statement or by reason of any provisions of law, the perfection, priority or the effect of perfection, priority or non-perfection of the security interests granted to the Administrative Agent pursuant to this Agreement or any related document is governed by the Uniform Commercial Code in a jurisdiction of the United States other than New York, then “UCC” means the Uniform Commercial Code in such other jurisdiction for purposes of the provisions of this Agreement, any related document and any financing statement relating to such perfection, priority or effect of perfection, priority or non-perfection.
“United States” means the United States of America, including its territories and possessions.
“Wholesale Distributor” means a non-Related Party wholesale distributor of a Product that is not required to provide consideration to a Related Party based on the value of, or otherwise attributable to, the subsequent sale of such Product by or on behalf of such distributor. For purposes of this Agreement, a non-Related Party who undertakes or conducts promotional activities of a Product is not a Wholesale Distributor.
“Withholding Action” means, with respect to a party receiving a payment pursuant to this Agreement, [***]

Section 1.2    Certain Interpretations. Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement:

(a)    “either” and “or” are not exclusive and “include,” “includes” and “including” are not limiting and shall be deemed to be followed by the words “without limitation”;

(b)    “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”;
(c)    “hereof,” “hereto,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement;
(d)    references to a Person are also to its permitted successors and assigns, and references to a Governmental Entity are also to its succeeding governing entity in the relevant jurisdiction;
(e)    definitions are applicable to the singular as well as the plural forms of such terms;
(f)    references to an “Article”, “Section” or “Exhibit” refer to an Article or Section of, or an Exhibit to, this Agreement, references to a “Schedule” refer to the corresponding part of the Disclosure Schedule, and references to the Transaction Documents refer to any certificates, notices, schedules, exhibits, annexes or other documents or instruments delivered in connection with the Transaction Documents;
(g)    provisions referring to matters that would or could have, or would or could reasonably be expected to have, or similar phrases, shall be deemed to have such result or expectation with or without the giving of notice or the passage of time, or both;
(h)    accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement or any related document shall be prepared in conformity with GAAP;
(i)    [***]

(j)    references to a law include any amendment or modification to such law and any rules and regulations issued thereunder, whether such amendment or modification is made, or issuance of such rules and regulations occurs, before or after the date of this Agreement; and
(k)    references to “$” or otherwise to dollar amounts refer to the lawful currency of the United States.
Section 1.3    Headings. The table of contents and the descriptive headings of the several Articles and Sections of this Agreement and the Exhibits and Schedules are for convenience only, do not constitute a part of this Agreement and shall not control or affect, in any way, the meaning or interpretation of this Agreement.

ARTICLE 2
PURCHASE, SALE AND ASSIGNMENT OF THE REVENUE PARTICIPATION RIGHT

Section 2.1    Purchase, Sale and Assignment. On the Closing Date and upon the terms and subject to the conditions of this Agreement, the Seller shall sell, transfer, assign and convey to the Buyer, and the Buyer shall purchase, acquire and accept from the Seller, the Revenue Participation Right free and clear of all Liens. From and after the Closing Date, the Seller relinquishes all of the Seller’s and its Affiliates’ right, title and interest in and to the Revenue Participation Right, and all such right, title and interest shall vest in the Buyer. In addition, the Seller hereby agrees to pay to the Buyer the Revenue Payments on the terms and conditions set forth herein.

Section 2.2    Purchase Price. The purchase price for the Revenue Participation Right shall consist of the Initial Purchase Price and, if payable hereunder, the Additional Purchase Price (together, the “Purchase Price”).

Section 2.3    No Assumed Obligations, Etc. Notwithstanding any provision in this Agreement to the contrary, the Buyer is, on the terms and conditions set forth in this Agreement, only purchasing, acquiring and accepting the Revenue Participation Right and is not assuming any liability or obligation of the Seller or its Affiliates of whatever nature, whether presently in existence or arising or asserted hereafter.
Section 2.4    True Sale. It is the intention of the parties hereto that the sale, transfer, assignment and conveyance of the Revenue Participation Right contemplated by this Agreement be, and is, a true, complete, absolute and irrevocable sale, transfer, assignment and conveyance by the Seller to the Buyer of all of the Seller’s rights, title and interests in and to the Revenue Participation Right. Neither the Seller nor the Buyer intends the transactions contemplated by this Agreement to be, or for any purpose characterized as, a loan from the Buyer to the Seller, a pledge, a financing transaction or a borrowing. It is the intention of the parties hereto that the beneficial interest in and title to the Revenue Participation Right and any “proceeds” (as such term is defined in the UCC) thereof shall not be part of the Seller’s estate in the event of the filing of a petition by or against the Seller or any of its Affiliates under any Bankruptcy Laws. The Seller hereby waives, to the maximum extent permitted by applicable law, any right to contest or otherwise assert that the sale contemplated by this Agreement does not constitute a true, complete, absolute and irrevocable sale, transfer, assignment and conveyance by the Seller to the Buyer of all of the Seller’s right, title and interest in and to the Revenue Participation Right under applicable laws, which waiver shall, to the maximum extent permitted by applicable laws, be enforceable against the Seller and its Affiliates in any bankruptcy or insolvency proceeding relating to the Seller or any of its Affiliates. [***]

ARTICLE 3
CLOSING; PAYMENT OF PURCHASE PRICE
Section 3.1    Closing. Subject to the satisfaction (or waiver by the party so entitled to waive) of the conditions set forth in ARTICLE 8, the Closing shall take place remotely via the exchange of documents and signatures within [***] Days following the FDA Approval (the “Closing Date”).

Section 3.2    Payment of Initial Purchase Price. On the Closing Date, the Buyer shall pay to the Seller the Initial Purchase Price by wire transfer of immediately available funds to the account specified on Exhibit A.
Section 3.3    Bill of Sale. On the Closing Date, upon confirmation of the receipt of the Initial Purchase Price, the Seller shall deliver to the Buyer a duly executed bill of sale evidencing the sale, transfer, assignment and conveyance of the Revenue Participation Right in the form attached hereto as Exhibit B (the “Bill of Sale”).

Section 3.4    Additional Purchase Price Payment. The Seller shall promptly (and, in any event, within [***] Days) notify the Buyer upon receipt of the first Full Marketing Approval of Tividenofusp Alfa by the EMA that occurs following the occurrence of the Closing and on or prior to December 31, 2029 (the “Additional Purchase Price Payment Triggering Event”). As long as the Seller is in material compliance with its obligations under this Agreement, the Buyer shall make the one-time payment of the Additional Purchase Price (the “Additional Purchase Price Payment”) to the Seller to the account specified by the Seller on Exhibit A (or such other account as specified by the Seller in a writing delivered to the Buyer in accordance with Section 12.1 of this Agreement) within [***] following the Buyer’s receipt of such notice.
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ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE SELLER
Except as set forth on the Disclosure Schedule, the Seller represents and warrants to the Buyer as of the Effective Date and the Closing Date as follows:
Section 4.1    Existence; Good Standing. The Seller is a corporation, duly organized, validly existing and in good standing under the laws of Delaware. Each of the Seller and its Affiliates is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in good standing has not and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
Section 4.2    Authorization. The Seller has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Seller.

Section 4.3    Enforceability. This Agreement has been duly executed and delivered by an authorized officer of the Seller and constitutes the valid and legally binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as may be limited by applicable Bankruptcy Laws or by general principles of equity (whether considered in a proceeding in equity or at law).

Section 4.4    No Conflicts. The execution, delivery and performance by the Seller of this Agreement and the consummation of the transactions contemplated hereby do not and will not (a) contravene or conflict with the organizational documents of the Seller or its Affiliates, (b) contravene or conflict with or constitute a material default under any law binding upon or applicable to the Seller, its Affiliates or the Revenue Participation Right, (c) contravene or conflict with or constitute a default under the Existing In-License or (d) contravene or conflict with or constitute a material default under any other material agreement or any Judgment binding upon or applicable to the Seller, any of its Affiliates or the Revenue Participation Right.

Section 4.5    Consents. Except for any filings required by the federal securities laws or stock exchange rules, no consent, approval, license, order, authorization, registration, declaration or filing with or of any Governmental Entity or other Person is required to be done or obtained by the Seller or any of its Affiliates in connection with (a) the execution and delivery by the Seller of this Agreement, (b) the performance by the Seller of its obligations under this Agreement or (c) the consummation by the Seller of any of the transactions contemplated by this Agreement.

Section 4.6    No Litigation. Neither the Seller nor any of its Affiliates is a party to, and none has received any written notice of, any action, claim, suit, investigation or proceeding pending before any Governmental Entity and, to the Knowledge of the Seller, no such action, claim, suit, investigation or proceeding has been threatened against the Seller or any of its Affiliates, that, either individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

Section 4.7    Compliance.

(a)    All applications, submissions, information and data related to any Product submitted or utilized as the basis for any request to any Regulatory Authority by or on behalf of the Seller or any of its Affiliates were true and correct in all material respects as of the date of such submission or request, and any material updates, changes, corrections or modification to such applications, submissions, information or data required under applicable laws or regulations have been submitted to the necessary Regulatory Authorities, except to the extent that failure to make any such updates, changes, corrections or modification would not reasonably be expected to result in a Material Adverse Effect.
(b)    The Seller has provided to the Buyer prior to the Effective Date in the Data Room available to the Buyer true, correct and complete copies of all material communications [***] that directly relate to the Exploitation of any Product [***] in connection with the Seller’s Biologic License Application related to Tividenofusp Alfa), sent to or received from any Regulatory Authorities by the Seller or any of the Seller’s Affiliates.
(c)    Neither the Seller nor any of its Affiliates has committed any act, made any statement or failed to make any statement in respect of a Product that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, or any other Governmental Entity to invoke similar policies, set forth in any applicable laws or regulations.

(d)    [***] (i) the Seller has not received any Safety Notices, (ii) to the Knowledge of the Seller, there are no unresolved material product complaints with respect to any Product, which would result in a Material Adverse Effect and (iii) to the Knowledge of the Seller, there are no facts currently in existence that would, individually or in the aggregate, reasonably be expected to result in (1) a material Safety Notice with respect to any Product, or (2) a material change in the anticipated labeling of any Product. The Seller and its Affiliates have not experienced any significant failures in the Manufacturing of a Product that have not been resolved, or that would, individually or in the aggregate, have had or would reasonably be expected to result in, if such failure occurred again, a Material Adverse Effect.
(e)    The Seller and its Affiliates are, and have been, in compliance with all applicable laws administered or issued by the FDA or any similar Regulatory Authority in the Major Markets, including the Federal Food, Drug, and Cosmetic Act, the Public Health Service Act, applicable requirements in FDA regulations, and any orders issued by FDA or similar Regulatory Authorities in each such jurisdiction, and all other laws regarding ownership, developing, testing, Manufacturing, disposal, Commercializing, and complaint handling or adverse event reporting for the products of the Seller or its Affiliates, except to the extent that such failure to comply with such applicable laws would not reasonably be expected to result in a Material Adverse Effect.
Section 4.8    Licenses and Other Agreements.

(a)    Existing Agreements. Other than the Existing In-License, there are no In-Licenses currently in effect or contemplated. [***]
(b)    Validity and Enforceability of Existing Agreements. Each Existing Agreement is a valid and binding obligation of the parties thereto and enforceable against the parties thereto in accordance with their terms, except as may be limited by applicable Bankruptcy Laws or by general principles of equity (whether considered in a proceeding in equity or at law). Neither the Seller nor any of its Affiliates has received any written notice in connection with any Existing Agreement challenging the validity, enforceability or interpretation of any provision of such Existing Agreement.
(c)    No Termination of Existing Agreements. Neither the Seller nor any of its Affiliates has (1) given notice to a counterparty of the termination of any Existing Agreement (whether in whole or in part) or expressed any intention or desire to terminate such Existing Agreement, or (2) received from a counterparty thereto any notice of termination of any Existing Agreement (whether in whole or in part) or any communications from a counterparty thereto expressing any intention or desire to terminate such Existing Agreement.
(d)    No Breaches or Defaults of Existing Agreements. There is no material breach or default under any provision of any Existing Agreement either by the Seller or any of its Affiliates or, to the Knowledge of the Seller, by the counterparty (or any predecessor thereof) thereto. To the Knowledge of the Seller, there is no event that would reasonably be expected to give rise to any such breach or default by the Seller or any of its Affiliates or the counterparty thereto. There is no action, claim, suit, proceeding or other dispute (including any indemnification claim)

pending or, to the Knowledge of the Seller, threatened between Seller or any of its Affiliates, on the one hand, and any counterparty to any Existing Agreement, on the other hand, arising out of or relating to any existing or prior agreement between such parties.
(e)    No Assignments of Existing Agreements. Neither the Seller nor any of its Affiliates has assigned, or consented to any assignment by the counterparty to any Existing Agreement of, any rights or obligations under such agreement, and no such counterparty has provided written notice to the Seller or any of its Affiliates that such counterparty has assigned any of its rights or obligations under any such agreement to any Person and, to the Knowledge of the Seller, no such counterparty has assigned any of its material rights or obligations under such agreement to any Person.
(f)    No Royalties under Existing Agreements. Neither the Seller nor any of its Affiliates is obligated to pay, and no counterparty to any Existing Agreement is entitled to receive, any royalty or other ongoing sales-based percentage payment calculated by reference to net sales (or revenues) of any Product.
(g)    No Governmental Contracts. Neither the Seller nor any of its Affiliates is a party to any agreement or other arrangement with any Governmental Entity, or any other agreement or arrangement that grants any Third Party any step-in or similar rights relating to any Product.
Section 4.9    Intellectual Property.

(a)    Schedule 4.9(a) of the Disclosure Schedule lists all of the currently existing Patents included within the Patent Rights (“Existing Patent Rights”). Except as set forth on Schedule 4.9(a) of the Disclosure Schedule, the Seller is the sole and exclusive registered owner of all of the Existing Patent Rights. Schedule 4.9(a) of the Disclosure Schedule specifies the respective patent or patent application numbers as to each listed Patent or patent application within the Existing Patent Rights. Schedule 4.9(a) of the Disclosure Schedule specifies any Person other than the Seller owning or having an interest in any Existing Patent Right, including the nature of such interest.
(b)    None of the Seller nor any of its Affiliates is a party to any pending, and, to the Knowledge of the Seller, there is no threatened, litigation, interference, reexamination, post-grant proceeding, opposition or like procedure or proceeding involving any of the Existing Patent Rights.
(c)    All of the issued Patents within the Existing Patent Rights are in full force and effect, have not lapsed, expired or otherwise terminated, and, to the Knowledge of the Seller, are valid and enforceable. None of the Seller nor any of its Affiliates or, to the Knowledge of the Seller, Licensors, has received any written notice relating to the lapse, expiration (other than on its term) or other termination of any of the issued patents within the Existing Patent Rights from a patent office or other similar Governmental Entity. None of the Seller nor any of its Affiliates or, to the Knowledge of the Seller, Licensors, has received any written notice or written legal opinion that alleges that any issued Patent within any of the Existing Patent Rights is invalid or unenforceable.

(d)    None of the Seller nor any of its Affiliates or, to the Knowledge of the Seller, Licensors, has received any written notice that there is any, and, to the Knowledge of the Seller, there is no, Person who is or claims to be an inventor under any of the Existing Patent Rights who is not a named inventor thereof or claims to be an owner of any other existing Intellectual Property Rights.
(e)    The Seller or its Affiliate and, to the Knowledge of the Seller, Licensors, has paid all maintenance fees, annuities and like payments required with respect to all of the Existing Patent Rights, except in the exercise of normal prosecution practices or reasonable business judgment.
(f)    To the Knowledge of the Seller, (i) the Exploitation of each Product has not infringed, misappropriated or otherwise violated, and will not infringe, misappropriate or otherwise violate, any Patent or other intellectual property rights of any Third Party and (ii) no Person is infringing, misappropriating or otherwise violating, or threatening to infringe, misappropriate or otherwise violate, any Existing Patent Rights or other existing Intellectual Property Rights, in each case ((i) and (ii)) without reference to any safe harbor, and evaluating all pending Patent claims as issued.
Section 4.10    Manufacturing; Supplies. [***] neither the Seller nor any of its Affiliates has experienced any significant failure in the Manufacturing of any Product that, individually or in the aggregate, has had or would reasonably be expected to result in, a Material Adverse Effect. [***]

Section 4.11    Tividenofusp Alfa Launch Price. [***]

Section 4.12    Title to Revenue Participation Right; No Liens. The Seller holds all rights, interests and title necessary to sell, transfer, assign and convey the Revenue Participation Right to the Buyer. From and after the Closing Date, the Buyer will have acquired, subject to the terms and conditions set forth in this Agreement, good and marketable title to the Revenue Participation Right and corresponding Revenue Payments and the “proceeds” (as defined in the UCC) of the foregoing, in each case free and clear of all Liens (other than the Back-Up Security Interest, which shall be a first priority Lien). Except as set forth in Section 4.12 of the Disclosure Schedule, none of the property or assets of the Seller or any of its Affiliates (other than the Revenue Participation Right and corresponding Revenue Payments and the “proceeds” (as defined in the UCC) of the foregoing, which are covered by the immediately preceding sentence) is subject to, or encumbered by, any Lien (other than the Buyer’s Back-Up Security Interest). [***]
Section 4.13    Indebtedness. Schedule 4.13 of the Disclosure Schedule sets forth a complete list of the outstanding Indebtedness of, or incurred by, the Seller and its Affiliates.

Section 4.14    Lien Related Representations and Warranties. The Seller’s exact legal name (as defined in Section 9-503 of the UCC) is, and since inception has been, “Denali Therapeutics Inc.” The Seller is, and since inception has been, a corporation and incorporated in Delaware. The Seller’s chief executive office is (and has been since at least March 12, 2019) located at 161 Oyster Point Blvd., South San Francisco, California 94080.

Section 4.15    Brokers’ Fees. There is no investment banker, broker, finder, financial advisor or other intermediary who has been retained by or is authorized to act on behalf of the Seller or any of its Affiliate who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 4.16    Foreign Corrupt Practices Act. None of the Seller or its Affiliates nor, to the Knowledge of the Seller, any of its or their directors, officers, employees or agents have, directly or indirectly, made, offered, promised or authorized any payment or gift of any money or anything of value to or for the benefit of any “foreign official” (as such term is defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”)), foreign political party or official thereof or candidate for foreign political office for the purpose of (a) influencing any official act or decision of such official, party or candidate, (b) inducing such official, party or candidate to use his, her or its influence to affect any act or decision of a foreign governmental authority, or (c) securing any improper advantage, in the case of (a), (b) and (c) above in order to assist the Seller or any of its Affiliates in obtaining or retaining business for or with, or directing business to, any person. None of the Seller or any of its Affiliates nor, to the Knowledge of the Seller, any of its or their directors, officers, employees or agents have made or authorized any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any law, rule or regulation. The Seller further represents that it has maintained, and has caused each of its Affiliates to maintain, systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) and written policies designed to ensure compliance with the FCPA or any other applicable anti-bribery or anti-corruption law. To the Knowledge of the Seller, neither the Seller nor any of its Affiliates or its or their officers, directors or employees are the subject of any allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to the FCPA or any other anti-corruption law.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF THE BUYER
The Buyer hereby represents and warrants to the Seller as of the Effective Date and the Closing Date as follows:
Section 5.1    Existence; Good Standing. The Buyer is an Irish collective asset-management vehicle duly organized, validly existing and in good standing under the laws of Ireland. The Buyer is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in good standing has not and would not reasonably be expected to have, either individually or in the aggregate, a material adverse effect on the Buyer.

Section 5.2    Authorization. The Buyer has the requisite right, power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary action on the part of the Buyer.

Section 5.3    Enforceability. This Agreement has been duly executed and delivered by an authorized person of the Buyer and constitutes the valid and legally binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as may be limited by applicable Bankruptcy Laws or by general principles of equity (whether considered in a proceeding in equity or at law).

Section 5.4    No Conflicts. The execution, delivery and performance by the Buyer of this Agreement and the consummation of the transaction contemplated hereby do not and will not (a) contravene or conflict with the organizational documents of the Buyer, (b) contravene or conflict with or constitute a material default under any material provision of any law binding upon or applicable to the Buyer or (c) contravene or conflict with or constitute a material default under any material contract or Judgment binding upon or applicable to the Buyer.

Section 5.5    Consents. Except for the filing of financial statement(s) in accordance with Section 2.4 or any filings required by the federal securities laws or stock exchange rules, no consent, approval, license, order, authorization, registration, declaration or filing with or of any Governmental Entity or other Person is required to be done or obtained by the Buyer in connection with (a) the execution and delivery by the Buyer of this Agreement, (b) the performance by the Buyer of its obligations under this Agreement or (c) the consummation by the Buyer of any of the transactions contemplated by this Agreement.

Section 5.6    No Litigation. There is no action, claim, suit, investigation or proceeding pending or, to the knowledge of the Buyer, threatened before any Governmental Entity to which the Buyer is a party that would reasonably be expected to prevent or materially and adversely affect the ability of the Buyer to perform its obligations under this Agreement.

Section 5.7    Financing. The Buyer will have sufficient cash, or access to sufficient immediately available cash under committed credit facilities, to pay the Initial Purchase Price at the Closing and the Additional Purchase Price contemplated by Section 3.4. if and when due hereunder. The Buyer acknowledges that its obligations under this Agreement are not contingent on obtaining financing.

Section 5.8    Brokers’ Fees. There is no investment banker, broker, finder, financial advisor or other intermediary who has been retained by or is authorized to act on behalf of the Buyer who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.
ARTICLE 6
NO OTHER REPRESENTATIONS AND WARRANTIES.
EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN ANY TRANSACTION DOCUMENT, NONE OF THE PARTIES HERETO MAKES ANY REPRESENTATIONS OR GRANTS ANY WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND EACH PARTY SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR ANY

WARRANTY AS TO THE VALIDITY OF ANY PATENT RIGHTS OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.
ARTICLE 7
COVENANTS
Section 7.1    Seller Diligence Requirements.[***]

Section 7.2    Reporting.

(a)    From and after the Effective Date, the Seller shall provide the Buyer promptly following the end of each Calendar Quarter, but in any event no later than [***] days after the end of such Calendar Quarter, a reasonably detailed report (the “Quarterly Report”) setting forth, [***]
(b)    In addition to the information provided in the Quarterly Report, the Seller shall:
(i)    provide the Buyer with a draft of any press release or other public disclosure containing [***]
(ii)    provide the Buyer with (x) prompt (and in any event within [***] Days) written notice of [***]
(iii)    provide the Buyer with such additional information related to the Products as the Buyer may reasonably request from time to time.
(c)    The Seller may use copies of internal presentations or reports and copies of presentations or reports received by the Seller from any Third Party, or portions thereof to satisfy its reporting obligations under this Section 7.2. No reports or information provided in response to this Section 7.2 will include any personally identifiable data or other information that can be attributed to a specific individual without the use of additional information.
Section 7.3    Revenue Payments; Revenue Payment Details.

(a)    Following the Closing the Seller shall pay to the Buyer each Revenue Payment promptly, but in any event no later than [***] days after the end of the Calendar Quarter in respect of which such Revenue Payment is payable.
(b)    The parties shall make all payments required to be made pursuant to this Agreement in U.S. dollars by wire transfer of immediately available funds to the bank account designated in writing by the other party, without set-off, reduction or deduction, or withholding for or on account of any Taxes. The parties acknowledge and agree that no Taxes are expected to be deducted or withheld, and have no current intention to deduct or withhold Taxes, from any payments pursuant to this Agreement under applicable law; provided that (i) the Buyer has delivered to the Seller the form described in Section 8.2(c) on or before the Closing Date, and thereafter upon reasonable request by Seller, and (ii) the Seller has delivered to the Buyer the form described in Section 8.1(h) on or before the Closing Date, and thereafter upon reasonable request by Buyer. Notwithstanding the foregoing, if, as a result of (A) a failure to deliver or reasonably update the documentation described in Section 8.1(h) or Section 8.2(c), (B) a change in applicable law after the Effective Date, (C) a Withholding Action, or (D) a final “determination” (within the meaning of section 1313(a) of the U.S. Internal Revenue Code of 1986, as amended) that is inconsistent with the parties’ expectation on withholding, a payor party is required to deduct or withhold Taxes from any payments to a payee party under applicable law pursuant to this Agreement, the payor party shall give the payee party prompt notification and reasonable opportunity to provide any certifications, applications, or other documentation necessary to, and shall reasonably cooperate with the payee party in good faith in order to eliminate or mitigate such withholding, as applicable, before making such payments and withholding any Taxes that it is required by applicable law to deduct or withhold, and any amounts that are so deducted and withheld shall be treated for purposes of this Agreement as having been paid to the applicable Person in respect of which such deduction or withholding was made.
(c)    For each Revenue Payment payable, the Seller shall provide the Buyer promptly following the end of the Calendar Quarter in respect of which such Revenue Payment is payable, but in any event no later than [***] days after the end of such Calendar Quarter, a report (a “Revenue Report”) [***]
Section 7.4    Inspections and Audits of the Seller.

(a)    Upon reasonable prior written notice and during normal business hours, the Buyer may cause an inspection and/or audit, by an independent public accounting firm reasonably acceptable to the Seller, the Buyer and such independent public accounting firm (subject to entry into a customary confidentiality agreement between the Seller and such accounting firm), of the Seller’s and its Affiliates’ books of account, for the sole purpose of determining the correctness of the Revenue Payments made under this Agreement. Any such audit shall be limited to Revenue Payments made (or required to be made) during the period commencing no earlier than January 1st of the third (3rd) full Calendar Year preceding the date of Buyer’s audit notice, and Buyer shall have no right to audit or challenge Revenue Payments for any earlier periods.
(b)    Any such inspection and/or audit shall be permitted with respect to the Revenue Payments no more frequently than [***] upon the Buyer’s request, the Seller and its Affiliates shall exercise any rights it may have under any Out-License to cause an inspection and/or audit by an independent public accounting firm to be made of the books of account of the applicable Licensee for the purpose of determining the correctness of the Revenue Payments made under this Agreement.
(c)    All of the expenses of any inspection or audit requested by the Buyer hereunder (including the fees and expenses of such independent public accounting firm designated for such purpose) shall be borne (i) by the Buyer, if the independent public accounting firm determines that the Revenue Payments previously paid were deficient by an amount less than or equal to [***] of the Revenue Payments actually paid or (ii) otherwise, by the Seller. Any such independent public accounting firm shall not disclose to the Buyer the confidential information of the Seller or any of its Affiliates or their respective Licensees, except to the extent such disclosure is either necessary to determine the correctness of a Revenue Payment or otherwise would be provided pursuant this Agreement, including in a Quarterly Report or Revenue Report. All information obtained by the Buyer as a result of any such inspection or audit shall be Confidential Information subject to ARTICLE 10.
(d)    Notwithstanding the foregoing, in the event Seller disputes any of the inspection or audit results of Section 7.4(a), the parties shall work in good faith to resolve the dispute. If the parties are unable to reach a mutually acceptable resolution of any such dispute within [***] days, the dispute shall be submitted for resolution to an independent certified public accounting firm jointly selected by each party’s certified public accountants or to such other Person as the parties shall mutually agree (the “Audit Arbitrator”). The decision of Audit Arbitrator shall be final, and the costs of such arbitration as well as the initial audit shall be borne between the parties consistent with Section 7.4(c).
(e)    Not later than [***] after Buyer’s receipt of the audit results or the decision of the Audit Arbitrator (and in accordance with such decision), as applicable, the Seller shall pay the additional amounts, with interest from the date originally due in accordance with Section 7.12, or the Buyer shall reimburse the excess payments, as applicable.
Section 7.5    Intellectual Property Matters.

(a)    Third Party Infringement Notice. The Seller shall provide to the Buyer a copy of any written notice received, directly or indirectly, by any Related Party or Manufacturer from any Third Party alleging or claiming that any Exploitation of any Product infringes, misappropriates or otherwise violates any Patents or other intellectual property rights of such or any other Third Party, together with copies of material correspondence sent or received by any Related Party or Manufacturer related thereto, as soon as practicable and in any event not more than [***] Days following such delivery or receipt. In the event that the Seller determines, on the advice of outside counsel, that any of the foregoing correspondence is covered by attorney/client privilege, the Seller will notify the Buyer of such privilege and will, instead, provide the Buyer with a summary of all such material correspondence or otherwise use commercially reasonably efforts to provide such correspondence, including by entering into a common interest agreement or similar agreement as appropriate.
(b)    Enforcement and Defense Notice. The Seller shall promptly inform the Buyer of any infringement, misappropriation, or violation by a Third Party of any Patent Right or other Intellectual Property Right, or of the receipt of any written notice from a Third Party alleging that any Patent Right or other Intellectual Property Right is invalid or unenforceable. Without limiting the foregoing, the Seller shall provide to the Buyer a copy of any written notice of any suspected infringement, misappropriation, violation, invalidity, or unenforceability of any Patent Rights or other Intellectual Property Rights delivered or received by any Related Party, as well as copies of material correspondence related thereto, as soon as practicable and in any event not more than [***] Days following such delivery or receipt. In the event that the Seller determines, on the advice of outside counsel, that any of the foregoing correspondence is covered by attorney/client privilege, the Seller will notify the Buyer of such privilege and will, instead, provide the Buyer with a summary of all such material correspondence or otherwise use commercially reasonably efforts to provide such correspondence, including by entering into a common interest agreement or similar agreement as appropriate.
(c)    Enforcement and Defense Actions. [***]
(d)    Recovery. If the Seller or any of its Affiliates or any Licensee recovers or receives monetary damages from a Third Party, where such damages, whether in the form of judgment or settlement, result from the misappropriation, infringement, or other violation of any of the Patent Rights or other Intellectual Property Rights, such recovery will be allocated first to the reimbursement of any expenses incurred by the Seller or its Affiliates or Licensees in bringing such action (including all reasonable attorneys’ fees) and not otherwise reimbursed (by a Licensee or otherwise), [***]
(e)    Prosecution. The Seller shall, or shall cause another Related Party to, use Commercially Reasonable Efforts to file, prosecute, and maintain in the Major Markets all Patent Rights other than the In-Licensed Patent Rights for which a Licensor is responsible for enforcement or defense in accordance with the terms of the applicable In-License. The Seller shall use reasonable efforts to ensure that applicable Licensor diligently files, prosecutes and maintains all such In-Licensed Patent Rights in the Major Markets.
Section 7.6    In-Licenses.
(a)    The Seller shall promptly (and in any event within [***] Days) provide the Buyer with (i) executed copies of any In-License, (ii) executed copies of each material Modification of any In-License and (iii) [***]
(b)    The Seller shall, or shall cause its Affiliates (as applicable) to, comply in all material respects with its and their obligations under each In-License and shall not take any action or forego any action that would reasonably be expected to result in a material breach thereof. Promptly, and in any event within [***], after receipt of any (written or oral) notice from the applicable Licensor or any of its Affiliates of an alleged material breach under any In-License by Seller or its Affiliates, the Seller shall provide the Buyer with a copy (or, in the case of an oral notice, reasonably detailed summary) thereof. The Seller shall, or shall cause its Affiliates (as applicable) to, use its or their Commercially Reasonable Efforts to cure any material breaches by it under such In-License and shall give written notice to the Buyer upon curing any such breach.
(c)    The Seller shall provide the Buyer with written notice following the Seller or any of its Affiliates becoming aware of a Licensor’s material breach of its obligations under any In-License. Promptly, and in any event within [***] Days following the Seller’s or its Affiliate’s notice to a Licensor of an alleged material breach by such Licensor under any such In-License, the Seller shall provide the Buyer with a copy thereof (subject to any confidentiality requirements thereunder existing as of the Effective Date (in which case versions of such documents redacted to the extent necessary (in the reasonable determination of the Seller) for the Seller to comply with such confidentiality requirements shall be provided).

(d)    The Seller shall not, and shall cause its Affiliates not to, Modify any In-License if such Modification would (whether alone or in combination with any other Modifications) reasonably be expected to result in a Material Adverse Effect.
Section 7.7    Out-Licenses; Contract Manufacturing Agreements.

(a)    Without the Buyer’s prior written consent (which will not be unreasonably withheld, conditioned or delayed), the Seller shall not, and shall cause its Affiliates not to, enter into any Out-License that grants a Third Party any rights to Commercialize a Product in any Major Market, unless such Third Party is a Permitted Licensee.
(b)    The Seller shall promptly (and in any event within [***] Days) provide the Buyer with (i) executed copies of each Out-License, (ii) executed copies of each Modification of any Out-License and (iii) copies of all material reports provided by the Seller or any of its Affiliates to the applicable Licensee or provided in writing by the applicable Licensee to the Seller or any of its Affiliates.
(c)    The Seller shall, or shall cause its Affiliates (as applicable) to, comply in all material respects with its and their obligations under each Out-License and Contract Manufacturing Agreement and shall not take any action or forego any action that would reasonably be expected to result in a material breach thereof. Promptly, and in any event within [***] Days, after receipt of any (written or oral) notice from a counterparty to any Out-License or Contract Manufacturing Agreement or any of its Affiliates of an alleged material breach under any Out-License or Contract Manufacturing Agreement by Seller or its Affiliates, the Seller shall provide the Buyer with a copy (or, in the case of an oral notice, a reasonably detailed summary) thereof, in each case, subject to any confidentiality requirements existing as of the Effective Date (in which case versions of such documents redacted to the extent necessary (in the reasonable determination of the Seller) for the Seller to comply with such confidentiality requirements shall be provided). The Seller shall, or shall cause its Affiliates (as applicable) to, use its or their Commercially Reasonable Efforts to cure any breaches by it under such Out-License or Contract Manufacturing Agreement and shall give written notice to the Buyer upon curing any such material breach.
(d)    The Seller shall provide the Buyer with written notice following the Seller or any of its Affiliates becoming aware of a (i) Licensee’s breach of its material obligations under any Out-License, or (ii) a counterparty’s breach of its obligations under a Contract Manufacturing Agreement that would reasonably be expected to have a Material Adverse Effect. Promptly, and in any event within [***] Days following the Seller’s or its Affiliate’s notice to such Licensee or counterparty of such alleged breach, the Seller shall provide the Buyer with a copy thereof subject to any confidentiality requirements existing as of the Effective Date (in which case versions of such documents redacted to the extent necessary (in the reasonable determination of the Seller) for the Seller to comply with such confidentiality requirements shall be provided).
(e)    Without the Buyer’s prior written consent (not to be unreasonably withheld, conditioned or delayed), the Seller shall not, and shall cause its Affiliates not to Modify any Out-License or any Contract Manufacturing Agreement, [***]

(f)    All Out-Licenses entered into after the Effective Date shall contain provisions permitting the Seller or its Affiliate to audit such Licensee on terms and conditions consistent in all material respects with the Buyer’s rights to audit the Seller and its Affiliates set forth in Section 7.4.
Section 7.8    Disclosures. Except for a press release approved in form and substance by the Seller and the Buyer or any other public announcement using substantially the same text as such press release or other public announcement made in accordance with this Agreement, neither the Buyer nor the Seller shall, and each party shall cause its respective Representatives, Affiliates and Affiliates’ Representatives not to, issue a press release or other public announcement or otherwise make any public disclosure with respect to this Agreement or the subject matter hereof without the prior written consent of the other party except as may be required by applicable law or stock exchange rule (in which case either party required to make the press release or other public announcement or disclosure shall allow the other party reasonable time to comment on, and, if applicable, reasonably request the disclosing party to seek confidential treatment in respect of portions of, such press release or other public announcement or disclosure in advance of such issuance).

Section 7.9    Post-Signing Obligation. The Seller shall deliver to the Buyer within [***] Days after the Effective Date a CD, USB drive or as otherwise agreed by the parties, containing copies [***] For the avoidance of doubt, the contents of such CD or USB drive are Confidential Information of the Seller and subject to the terms and conditions of this Agreement.

Section 7.10    Efforts to Consummate Transactions; Updates after Effective Date . Subject to the terms and conditions of this Agreement, each of the Seller and the Buyer will use its commercially reasonable efforts prior to the Closing to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary under applicable law to consummate the transactions contemplated by this Agreement. Each of the Buyer and the Seller agrees to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary in order to consummate or implement expeditiously the transactions contemplated by this Agreement. The Seller shall promptly (and in any event within [***] notify the Buyer in writing of the occurrence of any events that would cause the representations and warranties contained in ARTICLE 4 to be breached or inaccurate in any material respect or if the Seller [***]

Section 7.11    Further Assurances. The Seller and the Buyer agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary in order to give effect to and carry on the transactions contemplated by this Agreement.

Section 7.12    Late Payments. A late fee of the lesser of (a) [***] over the Prime Rate and (b) the highest rate permitted under applicable law shall accrue on all unpaid amounts with respect to any payment owed to either party hereunder, including the Initial Purchase Price, the Additional Purchase Price or any Revenue Payment, from the date such obligation was due until the date payment is made. The imposition and payment of a late fee shall not constitute a waiver of the rights of either party with respect to such payment default. [***]

Section 7.13    Negative Pledge; Preservation of Assets and Liens.

(a)    Whether or not the Revenue Milestone is achieved, during the term of this Agreement, the Seller shall not, and shall not permit any of its Affiliates to, create, incur, assume or suffer to exist any Lien on [***], except for (i) the Back-Up Security Interest and (ii) solely with respect to the Product Rights and the Products (but not any of the other aforementioned assets), any [***]. For clarity, the Seller is permitted to create, incur, assume or suffer to exist a Lien on (x) the Excluded Products, and (y) rights that specifically relate to any Excluded Product (including the Excluded Product Assets) and are not also encompassing any Product Rights.
(b)    For clarity, this Agreement shall not be construed, understood, or interpreted to prohibit the Seller or its Affiliates from licensing, selling, transferring or otherwise disposing of any portion of the Seller’s or its Affiliates’ rights, title or interest in or to any Excluded Product Assets or any other assets or rights of the Seller outside of the Product Rights (an “Other Product Transaction”) so long as such Other Product Transaction does not cause a breach of Section 7.13(a) or Section 7.13(c); [***]
(c)    Notwithstanding anything herein to the contrary, none of the Seller nor any of its Affiliates shall take any actions, fail to take any actions, permit any actions, fail to permit any actions, or enter into or Modify any contracts or arrangements if such action, failure, permission, entry or modification would, individually or in the aggregate, reasonably be expected to adversely affect in any material respect [***] or with the intent to circumvent the provisions of, or obligations under, this Agreement.
(d)    The Seller agrees that it will not, without giving the Buyer prior written notice as promptly as practical, and in any event at least [***] Days prior thereto, change (i) its legal name (as defined in Section 9-503(a) of the Uniform Commercial Code in effect in Delaware), (ii) its jurisdiction of organization, (iii) its legal entity structure or identity, or (iv) the location or address of its chief executive office and shall otherwise cooperate and act as reasonably requested by the Buyer so that the Buyer can (1) create, maintain, perfect, continue and protect the Buyer’s enforceable perfected security interest and Lien (with the priority provided for in this Agreement) on the Back-Up Collateral and (2) maintain, continue and protect the purchase and sale of the Revenue Participation Right contemplated by this Agreement.
[***]
Section 7.14    [***]
Section 7.15    [***]

ARTICLE 8
CONDITIONS TO CLOSING

Section 8.1    Buyer Conditions to Closing. The Buyer’s obligation to purchase, acquire and accept all of the Seller’s rights, title and interest in and to the Revenue Participation Right at the Closing and to pay the Initial Purchase Price at the Closing is subject to the fulfillment as of the Closing Date of the following conditions (unless waived in writing by the Buyer):
(a)    the FDA Approval shall have occurred on or prior to June 30, 2026;
(b)    all representations and warranties of the Seller contained herein and in the other Transaction Documents shall be true and correct in all material respects as of the Closing Date (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date), and the Buyer shall have received a certificate executed by an authorized officer of the Seller on the Closing Date certifying on behalf of the Seller to the effect of the foregoing;
(c)    the Seller shall have delivered to the Buyer a certificate of an officer of the Seller, dated the Closing Date, (i) certifying as to the Seller’s organizational documents and the attached resolutions adopted by the board of directors of the Seller authorizing the transactions contemplated by the Transaction Documents and (ii) setting forth the incumbency of the officer or officers of the Seller who have executed and delivered the Transaction Documents, including therein a signature specimen of each such officer;
(d)    since the Effective Date, there shall not have occurred any Material Adverse Effect that is continuing, and the Buyer shall have received a certificate executed by a duly authorized officer of the Seller on the Closing Date certifying on behalf of the Seller to the effect of the foregoing;
(e)    the Seller shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions required to be performed and complied with by it under this Agreement at or prior to the Closing Date, and the Buyer shall have received a certificate executed by a duly authorized officer of the Seller on the Closing Date certifying on behalf of the Seller to the effect of the foregoing;
(f)    the Seller shall deliver to the Buyer a duly executed Bill of Sale;
(g)    the Seller shall deliver to the Buyer legal opinions of Gibson, Dunn & Crutcher LLP, as counsel to the Seller, in form and substance reasonably satisfactory to the Buyer and its counsel of the opinions listed on Exhibit C; and
(h)    the Seller shall have delivered to the Buyer a valid, properly executed IRS Form W-9 certifying that the Seller is exempt from U.S. federal “backup” withholding tax.

Section 8.2    Seller Conditions to Closing. The Seller’s obligation to sell, transfer, assign and convey to the Buyer all of the Seller’s right, title and interests in and to the Revenue Participation Right at the Closing is subject to the fulfillment as of the Closing Date of the following conditions (unless waived in writing by the Seller):

(a)    all representations and warranties of the Buyer contained herein and in the other Transaction Documents shall be true and correct in all material respects as of the Closing Date (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date), and the Seller shall have received a certificate executed by a duly authorized person of the Buyer on the Closing Date certifying on behalf of the Buyer to the effect of the foregoing;
(b)    the Buyer shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions required to be performed and complied with by it under this Agreement at or prior to the Closing Date, and the Seller shall have received a certificate executed by a duly authorized officer of the Buyer on the Closing Date certifying on behalf of the Buyer to the effect of the foregoing; and
(c)    the Buyer shall have delivered to the Seller a valid, properly executed IRS Form W-8BEN-E or other applicable form certifying that the Buyer is exempt from U.S. federal withholding under a U.S. income Tax treaty and backup withholding tax with respect to all payments to Buyer under this Agreement.

ARTICLE 9
INDEMNIFICATION
Section 9.1    General Indemnity. Subject to Section 9.3, from and after the Effective Date:
(a)    The Seller hereby agrees to indemnify, defend and hold harmless the Buyer and its Affiliates and its and their directors, managers, trustees, officers, agents and employees (the “Buyer Indemnified Parties”) from, against and in respect of all Losses suffered or incurred by the Buyer Indemnified Parties to the extent arising out of or resulting from (i) any breach of any of the representations or warranties (in each case, determined as at the date the relevant representation or warranty was made) of the Seller in any Transaction Document and (ii) any breach of any of the covenants or agreements of the Seller in any Transaction Document.
(b)    The Buyer hereby agrees to indemnify, defend and hold harmless the Seller and its Affiliates and its and their directors, officers, agents and employees (the “Seller Indemnified Parties”) from, against and in respect of all Losses suffered or incurred by the Seller Indemnified

Parties to the extent arising out of or resulting from (i) any breach of any of the representations or warranties (in each case, determined as at the date the relevant representation or warranty was made) of the Buyer in any Transaction Document or (ii) any breach of any of the covenants or agreements of the Buyer in any Transaction Document.
Section 9.2    Notice of Claims. If either a Buyer Indemnified Party, on the one hand, or a Seller Indemnified Party, on the other hand (such Buyer Indemnified Party on the one hand and such Seller Indemnified Party on the other hand being hereinafter referred to as an “Indemnified Party”), has suffered or incurred any Losses for which indemnification may be sought under this ARTICLE 9, the Indemnified Party shall so notify the other party from whom indemnification is sought under this ARTICLE 9 (the “Indemnifying Party”) promptly in writing describing such Loss, the amount or estimated amount thereof, if known or reasonably capable of estimation, and the method of computation of such Loss, all with reasonable particularity and containing a reference to the provisions of this the relevant Transaction Document in respect of which such Loss shall have occurred. If any claim, action, suit or proceeding is asserted or instituted by or against a Third Party with respect to which an Indemnified Party intends to claim any Loss under this Section 9.2, such Indemnified Party shall promptly notify the Indemnifying Party of such claim, action, suit or proceeding and tender to the Indemnifying Party the defense of such claim, action, suit or proceeding. A failure by an Indemnified Party to give notice and to tender the defense of such claim, action, suit or proceeding in a timely manner pursuant to this Section 9.2 shall not limit the obligation of the Indemnifying Party under this ARTICLE 9, except to the extent such Indemnifying Party is actually prejudiced thereby.

Section 9.3    Limitations on Liability. No party hereto shall be liable (and no claim for indemnification hereunder shall be asserted) for any indirect, consequential, punitive, special or incidental damages, including lost profits, under this ARTICLE 9 as a result of any breach or violation of any covenant or agreement of such party (including under this ARTICLE 9) in or pursuant to any Transaction Document. Notwithstanding the foregoing, (i) the Buyer shall be entitled to make indemnification claims, in accordance with the procedures set forth in this ARTICLE 9, for Losses consisting of any portion of the Revenue Payments that the Buyer was entitled to receive but did not timely receive or at all due to indemnifiable events under any Transaction Document and such portion of the Revenue Payments shall not be deemed indirect, consequential, punitive, special or incidental damages (including lost profits) for any purpose of any Transaction Document and (ii) any indirect, consequential, punitive, special or incidental damages, including lost profits, awarded to a Third Party in connection with a claim pursuant to Section 9.4 shall be considered Losses for purposes of this ARTICLE 9.

Section 9.4    Third Party Claims. Upon providing notice to an Indemnifying Party by an Indemnified Party pursuant to Section 9.2 of the commencement of any action, suit or proceeding against such Indemnified Party by a Third Party with respect to which such Indemnified Party intends to claim any Loss under this ARTICLE 9, such Indemnifying Party shall defend such claim, at such Indemnifying Party’s expense and with counsel of its choice reasonably satisfactory to the Indemnified Party. The Indemnified Party shall, at the request of the Indemnifying Party, use commercially reasonable efforts to cooperate in such defense; provided, that the Indemnifying Party shall bear the Indemnified Party’s reasonable out-of-

pocket costs and expenses incurred in connection with such cooperation. The Indemnified Party may retain separate co-counsel at its expense and may participate in the defense of such claim. The Indemnifying Party shall not consent to the entry of any Judgment or enter into any settlement with respect to such claim without the prior written consent of the Indemnified Party unless such Judgment or settlement (A) provides for the payment by the Indemnifying Party of money as the sole relief (if any) for the claimant (other than customary and reasonable confidentiality obligations relating to such claim, Judgment or settlement), (B) results in the full and general release of the Indemnified Party from all liabilities arising out of, relating to or in connection with such claim and (C) does not involve a finding or admission of any violation of any law, rule, regulation or Judgment, or the rights of any Person, and has no effect on any other claims that may be made against the Indemnified Party. In the event the Indemnifying Party does not or ceases to conduct the defense of such claim in compliance with this Section 9.4, (i) the Indemnified Party may defend against, and consent to the entry of any Judgment or enter into any reasonable settlement with respect to, such claim in any manner such Indemnified Party reasonably deems appropriate, (ii)  subject to the limitations in Section 9.3, the Indemnifying Party shall reimburse the Indemnified Party promptly and periodically for the reasonable out-of-pocket costs of defending against such claim, including reasonable attorneys’ fees and expenses against reasonably detailed invoices and (iii) the Indemnifying Party shall remain responsible for any Losses the Indemnified Party may suffer as a result of such claim to the full extent provided in this ARTICLE 9.

Section 9.5    Exclusive Remedy. Except as set forth in Section 12.10, from and after the Effective Date, the rights of the parties hereto pursuant to (and subject to the conditions of) this ARTICLE 9 shall be the sole and exclusive remedy of the parties hereto and their respective Affiliates with respect to any claims (whether based in contract, tort or otherwise) resulting from or relating to any breach of the representations, warranties, covenants and agreements made under any Transaction Document or any certificate, document or instrument delivered under any Transaction Document, and each party hereto hereby waives, to the fullest extent permitted under applicable law, and agrees not to assert any other claim or action in respect of any such breach. Notwithstanding the foregoing, claims for fraud shall not be waived or limited in any way by this ARTICLE 9.

Section 9.6    Tax Treatment of Indemnification Payments. Any indemnification payments made pursuant to this ARTICLE 9 will be treated as an adjustment to the purchase price for U.S. federal income tax purposes to the fullest extent permitted by applicable law, except to the extent otherwise required pursuant to a “determination,” within the meaning of Section 1313(a) of the US Code.
ARTICLE 10
CONFIDENTIALITY
Section 10.1    Confidentiality. Except as provided in this ARTICLE 10 or otherwise agreed in writing by the parties, the parties agree that, during the term of this Agreement and for [***] thereafter, each party (the “Receiving Party”) shall (a) keep confidential and shall not publish or otherwise disclose, except as permitted pursuant to Section 10.2, any information furnished to it by or on behalf of the other party (the “Disclosing Party”) pursuant to this Agreement (such information, “Confidential Information” of the Disclosing Party) and (b) shall not use the Confidential Information of the Disclosing Party for any purpose other than as provided for in this Agreement (which includes the exercise of any rights or the performance of any obligations hereunder), except in each case ((a) and (b)) for that portion of such information that the Receiving Party can demonstrate by competent proof:

(a)    was already known to the Receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the Disclosing Party;
(b)    was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;
(c)    became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party in breach of this Agreement;
(d)    is independently developed by the Receiving Party or any of its Affiliates without the use of the Confidential Information of the Disclosing Party; or
(e)    is subsequently disclosed to the Receiving Party on a non-confidential basis by a Third Party who did not receive such Confidential Information from the Disclosing Party and without obligations of confidentiality with respect thereto.
Section 10.2    Authorized Disclosure. Either party may disclose Confidential Information to the extent such disclosure is reasonably necessary in the following situations:
(a)    prosecuting or defending litigation between the parties hereto;
(b)    complying with applicable laws and regulations, including regulations promulgated by securities exchanges;
(c)    complying with a valid order of a court or administrative body of competent jurisdiction or other Governmental Entity;
(d)    for regulatory, Tax or customs purposes;
(e)    for audit purposes;
(f)    disclosure to its Affiliates and its and its Affiliates’ Representatives; provided, that each recipient of Confidential Information must be bound by obligations of confidentiality and non-use at least as stringent as those set forth in this Agreement prior to any such disclosure;
(g)    disclosure to its actual or potential investors, lenders or acquirers, and their respective accountants, financial advisors and other professional representatives, provided, that such disclosure shall be made only to the extent customarily required to consummate such investment, financing transaction or acquisition and that each recipient of Confidential

Information must be bound by obligations of confidentiality and non-use at least as stringent as those set forth in this Agreement prior to any such disclosure; or
(h)    upon the prior written consent of the Disclosing Party.
Notwithstanding the foregoing, in the event the Receiving Party is required to make a disclosure of the Disclosing Party’s Confidential Information pursuant to (a), (c) or (d), it will, except where impracticable, give reasonable advance notice to the Disclosing Party of such disclosure and use reasonable efforts to secure confidential treatment of such information. Without limiting the foregoing, a party may disclose the other party’s Confidential Information, without the other party’s prior written permission, to the extent it is required to do so by law, regulation, or a court or administrative order or an order of another Governmental Entity; however, prior to such disclosure, the compelled party shall notify the other party (which notice shall include a copy of the relevant portion of any applicable subpoena or order) as promptly as possible after it learns of such requirement to disclose, except to the extent such notification would be impractical or legally impermissible (in which event notification shall be made as soon as reasonably practicable and permissible), provide the other party with reasonable opportunity to pursue legal action to prevent or limit the required disclosure, and, if requested, provide reasonable assistance at the other party’s expense in undertaking reasonable legal action to prevent or limit the required disclosure. In the event of any such required disclosure, the party required to disclose the other party’s Confidential Information shall disclose only that portion of the other party’s Confidential Information that it is legally required to disclose based on the advice of its counsel. The Receiving Party shall continue to hold in confidence hereunder any such disclosed Confidential Information of the Disclosing Party unless and until such information is no longer required to be held in confidence under the terms of this Agreement.
The Buyer shall not seek, because of, or based upon, any Confidential Information of the Seller, Patent or any other form of intellectual property protection with respect to, or related to, any such Confidential Information or use the Confidential Information of the Seller to obtain, or seek to obtain, a commercial advantage over the Seller. Without limiting the foregoing, the Buyer shall not file any Patent application based upon, disclosing or using any of the Confidential Information of the Seller provided hereunder.

ARTICLE 11
TERMINATION
Section 11.1    Term.

(a)    This Agreement shall be effective as of the Effective Date and, unless and until earlier terminated by mutual written agreement of the Seller and the Buyer or pursuant to Section 11.1(b), Section 11.(c) or Section 11.1(d), shall continue until such time as the Seller has made all Revenue Payments in full under this Agreement, at which time this Agreement shall automatically terminate, except with respect to any rights or obligations that accrued or arose prior to such termination.
(b)    [***]
(c)    This Agreement shall automatically terminate in all respects if the FDA Approval has not occurred by June 30, 2026, unless otherwise agreed in writing prior to such date by the Seller and the Buyer.
(d)    This Agreement may be terminated and the transactions contemplated hereunder abandoned at any time prior to the Closing by either party if the Closing does not occur within thirty (30) days following FDA Approval; provided that the right to terminate this Agreement under this Section 11.1(c) shall not be available to any party whose breach of a representation, warranty, covenant or agreement set forth in this Agreement has been the cause of the Closing to not occur, or resulted in the failure of the Closing to occur, within thirty (30) days following FDA Approval.
Section 11.2    Survival. Notwithstanding anything to the contrary in this ARTICLE 11, the following provisions shall survive termination of this Agreement pursuant to Section 11.1 ARTICLE 1 (Definitions); ARTICLE 9 (Indemnification); ARTICLE 10 (Confidentiality); Section 11.2 (Survival); ARTICLE 12 (Miscellaneous). Termination of this Agreement shall not relieve any party of liability in respect of breaches under this Agreement by any party on or prior to termination.
ARTICLE 12
MISCELLANEOUS
Section 12.1    Notices. All notices and other communications under this Agreement shall be in writing and shall be by email with PDF attachment, courier service or personal delivery to the following addresses, or to such other addresses as shall be designated from time to time by a party hereto in accordance with this Section 12.1:

If to the Seller, to it at:
Denali Therapeutics Inc.
161 Oyster Point Blvd.
South San Francisco, California 94080
Attention: [***]
Email: [***]
With a copy to:
[***]
Attention: [***]
Email: [***]
If to the Buyer, to it at:

Royalty Pharma Investments 2023 ICAV
110 E. 59th Street, Suite 3300
New York, New York 10022
Attention: [***]
Email: [***]
With a copy to:
[***]
Attention: [***]
Email: [***]
All notices and communications under this Agreement shall be deemed to have been duly given (a) when delivered by hand, if personally delivered, (b) when received by a recipient, if sent by email, with an acknowledgement of receipt being produced by the recipient’s email account, or (c) one (1) Business Day following sending within the United States by overnight delivery via commercial one-day overnight courier service.
Section 12.2    Expenses. Except as otherwise provided herein, all fees, costs and expenses (including any legal, accounting and banking fees) incurred in connection with the preparation, negotiation, execution and delivery of this Agreement and to consummate the transactions contemplated hereby shall be paid by the party hereto incurring such fees, costs and expenses.
Section 12.3    Assignment; Transfer Restrictions.

(a)    Neither the Seller nor any of its Affiliates shall sell, assign or otherwise transfer, including by asset sale, merger, change of control, operation of law, or otherwise, this Agreement or any portion of the Seller’s or its Affiliates’ rights, title or interest in or to any Product Rights to any Person without the prior written consent of the Buyer (not to be unreasonably conditioned, withheld or delayed) except (i) to an Affiliate if such Affiliate transferee agrees in a writing reasonably acceptable to the Buyer that such Affiliate assumes all of the obligations of the Seller to the Buyer under the Transaction Documents and the Seller guarantees the performance of such Affiliate, (ii) pursuant to an Out-License of a portion of the Product Rights, to the extent permitted herein, or (iii) in connection with a Change of Control, [***]
(b)    The Buyer may assign this Agreement without the prior written consent of the [***]
(c)    A party assigning this Agreement as set forth in this Section 12.3 will promptly notify the other party of such assignment.
(d)    Any purported sale, assignment or transfer in violation of this Section 12.3 shall be null and void.
This Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective permitted successors and assigns.

Section 12.4    Amendment and Waiver.
(a)    This Agreement may be amended, restated, modified or supplemented only in a writing signed by each of the Seller and the Buyer. Any provision of this Agreement may be waived only in a writing signed by the party hereto granting such waiver.
(b)    No failure or delay on the part of either party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. No course of dealing between the parties hereto shall be effective to Modify any provision of this Agreement.
Section 12.5    Entire Agreement. This Agreement, the Exhibits annexed hereto and the Disclosure Schedule constitute the entire understanding between the parties hereto with respect to the subject matter hereof and supersede all other understandings and negotiations with respect thereto.

Section 12.6    No Third Party Beneficiaries. This Agreement is for the sole benefit of the Seller and the Buyer and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such successors and assigns, any legal or equitable rights hereunder, except that the Indemnified Parties shall be third party beneficiaries of the benefits provided for in ARTICLE 9.

Section 12.7    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

Section 12.8    Jurisdiction; Venue.
(a)    EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS RESPECTIVE PROPERTY AND ASSETS, TO THE EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT OR FEDERAL COURT OF THE UNITED STATES SITTING IN NEW YORK COUNTY, NEW YORK, AND ANY APPELLATE COURT THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, AND THE BUYER AND THE SELLER EACH HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREE THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. THE BUYER AND THE SELLER EACH HEREBY AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAW. EACH OF THE BUYER AND THE SELLER HEREBY SUBMITS TO THE EXCLUSIVE PERSONAL JURISDICTION AND VENUE OF SUCH NEW YORK STATE AND FEDERAL COURTS. NOTHING IN THIS AGREEMENT OR IN ANY OTHER DOCUMENT SHALL AFFECT ANY RIGHT

THAT THE BUYER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER DOCUMENT AGAINST THE SELLER OR ITS AFFILIATES OR ITS OR THEIR PROPERTIES IN THE COURTS OF ANY JURISDICTION. THE BUYER AND THE SELLER EACH AGREE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THAT PROCESS MAY BE SERVED ON THE BUYER OR THE SELLER IN THE SAME MANNER THAT NOTICES MAY BE GIVEN PURSUANT TO SECTION 12.1 HEREOF.

(b)    EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY NEW YORK STATE OR FEDERAL COURT. EACH OF THE BUYER AND THE SELLER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(c)    EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY PROCEEDING ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.
Section 12.9    Severability. If any term or provision of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any situation in any jurisdiction, then, to the extent that the economic and legal substance of the transactions contemplated hereby is not affected in a manner that is materially adverse to either party hereto, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect and the enforceability and validity of the offending term or provision shall not be affected in any other situation or jurisdiction.

Section 12.10    Specific Performance. Each party acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached or violated. Accordingly, notwithstanding Section 9.5, each party agrees that, without posting bond or other undertaking, the other party shall be entitled to an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action, suit or other proceeding instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity. Each party further agrees that, in the event of any action for specific performance in respect of such breach or violation, it shall not assert that the defense that a remedy at law would be adequate.

Section 12.11    Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Copies of executed counterparts transmitted by telecopy, facsimile or other similar means of electronic transmission, including “PDF,” shall be considered original executed counterparts, provided receipt of such counterparts is confirmed.

Section 12.12    Relationship of the Parties. The relationship between the Buyer and the Seller is solely that of purchaser and seller, and neither the Buyer nor the Seller has any fiduciary or other special relationship with the other party or any of its Affiliates. This Agreement is not a partnership or similar agreement, and nothing contained herein shall be deemed to constitute the Buyer and the Seller as a partnership, an association, a joint venture or any other kind of entity or legal form for any purposes, including any Tax purposes. The Buyer and the Seller agree that they shall not take any inconsistent position with respect to such treatment in a filing with any Governmental Entity.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective representatives thereunto duly authorized as of the Effective Date.

SELLER:
DENALI THERAPEUTICS INC.

By:
Name:
Title:

BUYER:
ROYALTY PHARMA INVESTMENTS 2023 ICAV
By:	Royalty Pharma Sub-Manager, LLC, its Manager and lawfully appointed attorney

By:
Name: Arthur R. McGivern
Title: EVP, Investments & General Counsel
[Signature Page to Revenue Participation Right Purchase and Sale Agreement]